Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2005, relating to the financial statements of Petrohawk Energy Corporation appearing in the Annual Report on Form 10-K of Petrohawk Energy Corporation for the year ended December 31, 2004.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
July 28, 2005